Exhibit 5

Condensed Interim Financial Statements

as at 30 June 2020

(Unaudited)

www.coebank.org

TABLE OF CONTENTS

Overview of financial results as at 30 June 2020	2

FINANCIAL STATEMENTS	3

The Bank's objectives	3

Sectors of action	3

Balance sheet	4

Income statement	5

Statement of comprehensive income	6

Statement of changes in equity	6

Statement of cash flows	7

NOTES TO THE FINANCIAL STATEMENTS	8

NOTE A - Summary of accounting methods applied by the Bank	8

NOTE B - Prudential framework	9

NOTE C - Financial assets and liabilities	11

NOTE D - Financial assets at fair value through equity and at amortised cost	12

NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue	14

NOTE F - Capital	15

NOTE G - Interest margin	16

CEB – Condensed Interim Financial Statements as at 30 June 2020	1

Overview of financial results as at 30 June 2020 (*)

The first half-year of 2020 was marked by the COVID-19 pandemic and its economic and financial repercussions for the CEB. In order to help its borrowers to mitigate the health, economic and social consequences of the pandemic, the Bank has provided considerable additional financing in the health, education, community services and civil protection sectors across its member states.

The level of activity in the first half-year of 2020 was higher than that of the previous year and has considerably exceeded the objectives set out in the current Development Plan. Even though financial results are affected by provisioning requirements related to IFRS 9 on the loan portfolio, the CEB recorded no cost of risk related to a default of its counterparties as at 30 June 2020.

As at 30 June 2020, projects approved and loans disbursed amounted to € 4.8 billion and € 2.4 billion respectively. On the same date, the stock of projects approved awaiting financing amounted to € 10.4 billion (31 December 2019: € 8.5 billion), of which 48.5% were in favour of target countries in Central, Eastern and South-Eastern Europe. Loans outstanding (excluding accrued interest and value adjustments) increased to € 16.9 billion as at 30 June 2020 compared to € 15.4 billion at 31 December 2019.

Debt securities in issue, including bonds and short-term borrowings (Euro Commercial Paper), amounted to € 25.6 billion as at 30 June 2020. During the first half of 2020, the Bank issued bonds with a principal amount of € 4.2 billion. The amount of outstanding bonds (excluding accrued interest and value adjustments), which support the Bank’s operations, increased from € 20.4 billion as at 31 December 2019 to € 22.7 billion as at 30 June 2020, mainly due to new issues during this period.

Net profit for the first half of 2020 amounted to € 30.9 million, i.e. a decrease of € 21.7 million (41.3%) compared to the same period in 2019. This development is mainly due to the negative variation in the cost of risk (€ 10.5 million), a decrease in the net interest margin (€ 5.2 million) and to the negative impact in the IFRS valuation of financial instruments (€ 3.9 million).

At 30 June 2020, equity stood at € 3 073.3 million, a decrease of € 15.5 million compared to 31 December 2019 (€ 3 088.8 million). Own funds (equity plus uncalled capital) amounted to € 7 937.5 million compared to € 7 948.6 million as at 31 December 2019.

In 2020, following the accession of Andorra, the subscribed capital increased by € 4.9 million (detailed in Note F).

The prudential ratios of the Bank remained within their respective limits throughout the period.

		In million euros
	30/06/2020 (*)	30/06/2019 (*)	31/12/2019
Projects approved	4,757	1,817	3,983
Stock of projects	10,437	7,423	8,521
Loans disbursed	2,448	1,879	2,848
Loans outstanding	16,872	15,694	15,428
Bonds issued	4,248	3,486	4,540
Debt securities in issue	25,552	23,467	20,453
Net profit	31	53	105
Equity	3,073	3,029	3,089
Own funds	7,938	7,889	7,949
Total assets	31,754	29,406	26,142

(*)	Unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2020	2

FINANCIAL STATEMENTS

The Bank's objectives

"The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created".

(Articles of Agreement, Article II).

Sectors of action

The Council of Europe Development Bank (CEB or the Bank) contributes to the implementation of socially-orientated investment projects in favour of social cohesion. In accordance with Administrative Council Resolution 1611 (2019), it does so through three major sectorial lines of action, namely:

•	Inclusive growth: working to guarantee access to economic opportunities to ensure a prosperous future for all.

•	Support for vulnerable groups: helping to integrate the most vulnerable citizens to nurture a more diverse society.

•	Environmental sustainability: supporting a livable society that promotes environmental sustainability, mitigates and adapts to climate change.

Projects can fall into one, two or three of the sectorial lines of action cited above. These sectorial lines of action reflect both the CEB’s specific social vocation and the development logic underpinning all its activity in the following sectors of action: aid to refugees, migrants, displaced persons and other vulnerable groups; housing for low-income persons, improving living conditions in urban and rural areas, natural or ecological disasters, protection of the environment, protection and rehabilitation of the historic and cultural heritage, health, education and vocational training, administrative and judicial infrastructures, supporting micro, small and medium-sized enterprises (MSMEs) for the creation and preservation of viable jobs.

CEB – Condensed Interim Financial Statements as at 30 June 2020	3

Balance sheet

As at 30 June 2020 (unaudited) and as at 31 December 2019 (audited)

		In thousand euros
	Notes	30/6/2020	31/12/2019
Assets
Cash in hand, balances with central banks		1,010,164	677,861
Financial instruments at fair value through profit or loss		258,708	313,302
Hedging derivative financial instruments		1,107,315	838,246
Financial assets at fair value through equity	D	4,616,589	4,117,841
Financial assets at amortised cost	D
Loans		17,386,608	15,807,267
Advances		5,237,541	2,169,183
Debt securities		1,884,051	1,977,538
Tangible and intangible assets		58,865	57,824
Other assets		194,255	182,729

Total assets		31,754,096	26,141,791

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss		227,285	187,340
Hedging derivative financial instruments		683,627	531,460
Financial liabilities at amortised cost	E
Amounts owed to credit institutions and to customers		151,308	153,940
Debt securities in issue		26,633,472	21,228,068
Other liabilities		599,656	583,134
Social Dividend Account		51,622	48,544
Provisions		333,792	320,501

Total liabilities		28,680,762	23,052,987

Equity
Capital	F
Subscribed		5,477,144	5,472,219
Uncalled		(4,864,180)	(4,859,802)
Called		612,964	612,417
General reserve		2,553,081	2,456,101
Net profit		30,911	104,685
Total capital, general reserve and net profit		3,196,956	3,173,203
Gains or losses recognised directly in equity		(123,622)	(84,399)
Total equity		3,073,334	3,088,804

Total liabilities and equity		31,754,096	26,141,791

CEB – Condensed Interim Financial Statements as at 30 June 2020	4

Income statement

For the first half of 2020 (unaudited) and for the first half of 2019 (unaudited)

		In thousand euros
	Notes	2020	2019
Interest and similar income
Financial assets at fair value through equity		(1,770)	(173)
Loans and advances at amortised cost		25,893	44,566
Debt securities at amortised cost		28,489	31,589
Interest expenses and similar charges
Amounts owed to credit institutions and to customers at amortised cost		1,638	927
Debt securities in issue at amortised cost		21,208	4,233
Other interest expenses and similar charges		(2,365)	(2,837)

Interest margin	G	73,093	78,305

Net gains or losses from financial instruments at fair value through profit or loss		(4,407)	(557)
Net gains from financial assets at fair value through equity		23	50
Commissions (income)		322	288
Commissions (expenses)		(1,021)	(1,060)

Net banking income		68,010	77,026

General operating expenses		(24,590)	(22,719)
Depreciation and amortisation charges of tangible and intangible assets		(2,338)	(2,022)

Gross operating income		41,082	52,285

Cost of risk		(10,171)	334

Net profit		30,911	52,619

CEB – Condensed Interim Financial Statements as at 30 June 2020	5

Statement of comprehensive income

For the first half of 2020 (unaudited) and for the first half of 2019 (unaudited)

		In thousand euros
	2020	2019
Net profit	30,911	52,619

Items that may be reclassified to income statement	(34,431)	(19,035)
Changes in value of debt securities at fair value through equity	(18,669)	(1,749)
Changes in value of hedging derivative financial instruments	(15,762)	(17,286)

Items that will not be reclassified to income statement	(4,792)	(50,770)
Changes in actuarial differences related to the pension scheme	(4,736)	(43,089)
Changes in actuarial differences related to the other post-employment benefits	(130)	(7,758)
Changes in value of equity instruments	74	77

Total other elements of comprehensive income	(39,223)	(69,805)

Comprehensive income	(8,312)	(17,186)

Statement of changes in equity

For the first half of 2020 (unaudited) and the first half of 2019 (unaudited)

										In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total	Debt securities at fair value through equity	Hedging derivative financial instruments	Recyclable equity	Actuarial differences	Equity instruments	Non recyclable equity	Total	Total equity
Equity as at 31 December 2018	612,417	2,449,968	3,062,385	30,330	(701)	29,629	(68,853)		(68,853)	(39,224)	3,023,161

Reserves (impact of IFRS 9 application, phase 3)		6,132	6,132								6,132
Changes in value of assets and liabilities recognised directly in equity				(3,081)	19,523	16,442		429	429	16,442	16,442

Equity as at 1 January 2019	612,417	2,456,100	3,068,517	27,249	18,822	46,071	(68,853)	429	(68,424)	(22,353)	3,046,164

Net profit		52,619	52,619								52,619
Changes in value of assets and liabilities recognised directly in equity				(1,749)	(17,286)	(19,035)	(50,846)	77	(50,770)	(69,805)	(69,805)

Equity as at 30 June 2019	612,417	2,508,720	3,121,137	25,500	1,536	27,036	(119,699)	506	(119,194)	(92,158)	3,028,979

Net profit		52,066	52,066								52,066
Changes in value of assets and liabilities recognised directly in equity				601	6,493	7,094	550	115	665	7,759	7,759

Equity as at 31 December 2019	612,417	2,560,786	3,173,203	26,101	8,029	34,130	(119,149)	621	(118,529)	(84,399)	3,088,804

Capital increase	547	2,296	2,843								2,843
Allocation of 2019 profit		(10,000)	(10,000)								(10,000)
Net profit		30,911	30,911								30,911
Changes in value of assets and liabilities recognised directly in equity				(18,669)	(15,762)	(34,431)	(4,866)	74	(4,792)	(39,223)	(39,223)

Equity as at 30 June 2020	612,964	2,583,992	3,196,956	7,432	(7,733)	(301)	(124,015)	695	(123,321)	(123,622)	3,073,334

CEB – Condensed Interim Financial Statements as at 30 June 2020	6

Statement of cash flows

For the first half of 2020 (unaudited) and for the first half of 2019 (unaudited)

			In thousand euros
		2020	2019
	Net profit	30,911	52,619
+/-	Depreciation charges of tangible and intangible assets	2,338	2,022
+/-	Provisions	10,217	(334)
+/-	Net loss/net profit from investing operations	10,339	9,388
+/-	Change in interest receivable	(46,357)	(37,503)
+/-	Change in interest payable	24,042	(23,532)
+/-	Other non-monetary movements	11,868	6,619
	Total of non-monetary items included in the result	12,446	(43,340)

+	Reimbursements related to operations with credit institutions and customers	1,249,544	1,222,952
-	Disbursements related to operations with credit institutions and customers	(4,325,754)	(4,358,184)
+	Reimbursements related to other operations affecting financial assets or liabilities	2,573,421	2,860,880
-	Disbursements related to other operations affecting financial assets or liabilities	(3,053,504)	(3,229,100)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	(14,797)	(10,059)
	Net cash flows from assets and liabilities resulting from operating activities	(3,571,091)	(3,513,511)

	Total net cash flows from operating activities (a)	(3,527,733)	(3,504,232)

+	Reimbursements related to securities at amortised cost	90,000	64,597
+/-	Cash flows related to tangible and intangible assets	(3,631)	(2,428)
	Total net cash flows from investing operations (b)	86,369	62,169

+/-	Cash flows from or to member states	8,760	(1,889)
+	Reimbursements related to debt securities in issue	7,389,991	7,758,301
-	Disbursements related to debt securities in issue	(2,155,802)	(3,215,992)
	Total net cash flows from financing operations (c)	5,242,949	4,540,420

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	2,321	5,782

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	1,803,906	1,104,139

	Cash and cash equivalents at 1 January	2,550,085	1,425,892
	Cash in hand, balances with central banks	677,948	450,181
	Advances repayable on demand and term deposits with credit institutions	1,872,137	975,711
	Cash and cash equivalents at 30 June	4,353,991	2,530,031
	Cash in hand, balances with central banks	1,010,255	392,649
	Advances repayable on demand and term deposits with credit institutions	3,343,736	2,137,382

	Changes in cash and cash equivalents	1,803,906	1,104,139

CEB – Condensed Interim Financial Statements as at 30 June 2020	7

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of accounting methods applied by the Bank

Accounting reference

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

The Bank’s separate condensed interim financial statements as at 30 June 2020 were prepared in compliance with IAS 34 "Interim financial reporting" and are to be read together with the audited financial statements for the year ended 31 December 2019 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

The half-year financial statements are unaudited.

Applicable accounting standards

The Bank did not implement new standards, amendments or interpretations adopted by the European Union for which implementation was optional as at 30 June 2020.

CEB – Condensed Interim Financial Statements as at 30 June 2020	8

NOTE B - Prudential framework

While the CEB, as a multilateral development bank (MDB), is not subject to its member states' regulations, it considers European Union directives on banking regulation and recommendations from the Basel Committee on Banking Supervision (BCBS) as a reference for its Risk Management Framework.

The Bank’s prudential framework ratios and indicators are categorized in six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange risk.

Prudential framework	30/06/2020	30/06/2019	31/12/2019	Limit
Capital
Capital Adequacy	26.3%	26.5%	30.3%	> 10.5%
Gearing	2.1	1.97	1.92	< 2.5

Leverage
Indebtedness	8.02	7.56	6.42	< 10
Treasury Assets	3.84	3.65	2.68	< 4

Liquidity
Short-term liquidity (1 year)	139%	134%	139%	> 100%
Self-sufficiency period	13	12	9	> 6 months

Market Credit Risk
Minimum Internal Rating	≥7.0	≥7.0	≥7.0	≥ 7.0

Interest Rate Risk
Economic Value Sensitivity (1)	-€ 0.1 M	-€ 2.5 M	-€ 0.3 M	< 0.5 % of own funds (market risk)

Foreign Exchange Risk
Spot Net Open position	<€1.0 M	<€1.0 M	<€1.0 M	< € 1.0 M

Other
Cost to income ratio (adjusted) (2)	36.9%	31.6%	34.3%

(1)	The Economic Value Sensitivity has been calculated with structural elements only (e.g. without embedded floors) since October 2019. Thus, the value as at 30 June 2019 is - € 2.5 million instead of - € 8.7 million as in previous reports.

(2)	The adjusted cost-to-income ratio equals general operating expenses (including net depreciation and amortization charges on fixed assets) divided by net banking income. It is calculated by eliminating unrealised gains/losses without economic substance and by netting cost-recovery income from fiduciary activities against general operating expenses.

CEB – Condensed Interim Financial Statements as at 30 June 2020	9

Capital adequacy ratio (CAR), under the Standardised Approach, is a measure of the CEB’s prudential equity (EP)1 expressed as a percentage of its total risk-weighted assets (RWA)2. The capital adequacy ratio reached 26.3% at 30 June 2020, down from 30.3% at 31 December 2019, due to an increase in RWA from financial and loan operations.

Gearing ratio compares loans outstanding (after swap and credit enhancement) to own funds3 and establishes a volume ceiling (as opposed to a credit risk ceiling) for the CEB’s loan activity. This ratio allows for comparability with other International Financial Institutions. The limit is set at 2.5 (two and a half times own funds), i.e. € 20.2 billion at 30 June 2020. The ratio stood at 2.10 at 30 June 2020, a slight increase compared to 1.92 at the end of December 2019 due to an increase in the loan portfolio which outpaced the equivalent development in own funds.

The prudential ratios for indebtedness, treasury assets and liquidity remained within their respective limits. The changes (increase or decrease) solely reflect developments in the Bank’s ordinary activity (treasury, lending and debt).

The Minimum Internal Rating defines the minimum credit rating at the relevant purchase date at which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank's Minimum Internal Rating is fixed at ≥ 7.0 (A-)4 for short-term investments and at ≥ 8.0 (A+)5 for long-term investments.

As of the end of the first half of 2020, as at the end of 2019 also, there were no counterparties or transactions with minimum ratings below the respective threshold at the relevant purchase date.

The Economic Value Sensitivity measures the change in the economic value of the Bank, including own funds (market risk (MR))6, due to an interest rate shock of +/-10 basis points. Its limit is fixed at < 0.5% of own funds (MR), i.e.
+/- € 17.6 million at 30 June 2020.

As of the end of the first half of 2020, the Economic Value Sensitivity was - € 0.1 million, compared to
- € 0.3 million at the end of 2019, and therefore well within the defined limit.

The Spot Net Open Position7measures the total assets minus total liabilities in a particular foreign currency, including both on- and off-balance sheet positions. Its limit is fixed at < € 1 million per currency.

As of the end of the first half of 2020, as at the end of 2019, the Spot Net Open Position in each currency was below € 1 million, well within the defined limit.

[1]	Prudential equity (Ep): paid-in capital, reserves and net profit.
[2]	Risk-weighted assets are Bank assets or off-balance-sheet exposures, weighted according to risk. Assets are weighted according to the external credit rating or the Bank’s own risk models.
[3]	CEB’s own funds: subscribed capital, reserves and net profit.
[4]	For maturities below three months, the minimum internal rating is 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term deposits.
[5]	For maturities up to two years the minimum internal rating is 7.0 (A-) for bonds issued by sovereigns, sub-sovereigns, agencies, supranationals and financial institutions.
[6]	Own funds (MR – market risk): paid-in capital, reserves, net profit, amount on the Social Dividend Account and provisions for post-employment benefits.
[7]	At the end of the month.

CEB – Condensed Interim Financial Statements as at 30 June 2020	10

NOTE C - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their respective accounting valuation rules.

Conditions for loans disbursements are equivalent to those applied by other financial institutions that operate on the supranational banks market. Reflecting its preferred creditor status, the Bank does not sell this type of receivables.

					In thousand euros
30 June 2020	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non-recyclable equity	At amortised cost	Net book value

Assets
Cash in hand, balances with central banks				1,010,164	1,010,164
Financial instruments at fair value through profit or loss	258,708				258,708
Hedging derivative financial instruments	1,107,315				1,107,315
Financial assets at fair value through equity		4,615,371	1,218		4,616,589
Financial assets at amortised cost
Loans and advances				22,624,149	22,624,149
Debt securities				1,884,051	1,884,051

Total financial assets	1,366,023	4,615,371	1,218	25,518,364	31,500,976

Liabilites
Financial instruments at fair value through profit or loss	227,285				227,285
Hedging derivative financial instruments	683,627				683,627
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				151,308	151,308
Debt securities in issue				26,633,472	26,633,472
Social Dividend Account				51,622	51,622

Total financial liabilities	910,912			26,836,402	27,747,314

31 December 2019	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non-recyclable equity	At amortised cost	Net book value

Assets
Cash in hand, balances with central banks				677,861	677,861
Financial instruments at fair value through profit or loss	313,302				313,302
Hedging derivative financial instruments	838,246				838,246
Financial assets at fair value through equity		4,116,697	1,144		4,117,841
Financial assets at amortised cost
Loans and advances				17,976,450	17,976,450
Debt securities				1,977,538	1,977,538

Total financial assets	1,151,548	4,116,697	1,144	20,631,850	25,901,239

Liabilites
Financial instruments at fair value through profit or loss	187,340				187,340
Hedging derivative financial instruments	531,460				531,460
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				153,940	153,940
Debt securities in issue				21,228,068	21,228,068
Social Dividend Account				48,544	48,544

Total financial liabilities	718,800			21,430,551	22,149,352

CEB – Condensed Interim Financial Statements as at 30 June 2020	11

NOTE D - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

Financial assets at fair value through equity consist mainly of debt securities.

		In thousand euros
	30/06/2020	31/12/2019
Financial assets at fair value through equity
Gross book value	4,497,267	4,006,942
Unrealised gains or losses	119,750	111,304
Impairment	(428)	(405)
Total	4,616,589	4,117,841

Financial assets at amortised cost

		In thousand euros
	30/06/2020	31/12/2019
Loans to credit institutions
Gross book value	9,150,266	8,842,083
Impairment	(8,964)	(5,467)
Net book value	9,141,302	8,836,616
Loans to customers
Gross book value	7,760,421	6,623,776
Impairment	(12,723)	(6,957)
Net book value	7,747,698	6,616,819
Value adjustment to loans hedged by derivative instruments	497,608	353,832
Total loans	17,386,608	15,807,267
Advances
Advances repayable on demand - gross book value	7,556	9,013
Impairment	(2)	(3)
Net book value	7,554	9,010
Advances with agreed maturity dates or periods of notice - gross book value	5,230,317	2,160,289
Impairment	(330)	(116)
Net book value	5,229,987	2,160,173
Total advances	5,237,541	2,169,183
Debt securities
Gross book value	1,884,129	1,977,664
Impairment	(78)	(126)
Net book value	1,884,051	1,977,538
Total debt securities	1,884,051	1,977,538

CEB – Condensed Interim Financial Statements as at 30 June 2020	12

The breakdown of outstanding loans by borrowers’ country location is presented in the table below.

				In thousand euros
Breakdown by borrowers' country location	30/06/2020%		31/12/2019%
Spain	2,126,023	12.60	1,865,321	12.09
Poland	1,886,197	11.18	1,945,432	12.61
Turkey	1,350,597	8.00	1,435,500	9.30
France	1,255,700	7.44	1,201,098	7.79
Slovak Republic	1,161,207	6.88	721,592	4.68
Germany (1)	1,066,653	6.32	850,793	5.51
Belgium	984,473	5.83	1,001,900	6.49
Netherlands	891,644	5.28	719,492	4.66
Czech Republic	622,504	3.69	561,343	3.64
Romania	601,335	3.56	587,976	3.81
Hungary	535,611	3.17	515,196	3.34
Finland	527,914	3.13	498,915	3.23
Italy (2)	476,652	2.83	551,529	3.57
Cyprus	453,089	2.69	443,123	2.87
Croatia	424,269	2.51	335,211	2.17
Lithuania	386,471	2.29	199,809	1.30
Ireland	351,277	2.08	352,911	2.29
Bulgaria	313,198	1.86	235,515	1.53
Portugal	280,214	1.66	272,376	1.77
Sweden	274,549	1.63	280,578	1.82
Serbia	239,353	1.42	244,277	1.58
Slovenia	110,116	0.65	100,144	0.65
North Macedonia	109,618	0.65	104,293	0.68
Albania	96,320	0.57	101,379	0.66
Iceland	95,276	0.56	100,131	0.65
Bosnia and Herzegovina	84,936	0.50	73,798	0.48
Montenegro	60,489	0.36	39,652	0.26
Moldova (Republic of)	39,156	0.23	36,005	0.23
Latvia	22,600	0.13	16,100	0.10
Georgia	20,560	0.12	8,750	0.06
Denmark	20,000	0.12	20,000	0.13
Estonia	4,140	0.02	7,313	0.05
Total	16,872,141	100.00	15,427,452	100.00

(1) of which € 5 million outstanding in favour of target countries as at 30 June 2020 (31 December 2019: € 5 million)

(2) of which € 32 million outstanding in favour of target countries as at 30 June 2020 (31 December 2019: € 36 million)

CEB – Condensed Interim Financial Statements as at 30 June 2020	13

NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue

		In thousand euros
	30/06/2020	31/12/2019
Amounts owed to credit institutions and to customers
Interest-bearing accounts	104,641	100,607
Borrowings and term deposits	46,667	53,333
Total	151,308	153,940
Debt securities in issue at amortised cost
Bonds	22,725,639	20,399,511
Euro Commercial Paper	2,826,463	53,322
Interest payable	203,613	174,450
Value adjustment to debt securities in issue hedged by derivative instruments	877,757	600,785
Total	26,633,472	21,228,068

CEB – Condensed Interim Financial Statements as at 30 June 2020	14

NOTE F - Capital

Capital breakdown by member state at 30 June 2020 is presented below.

				In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
France	915,770	814,114	101,656	16.720%
Germany	915,770	814,114	101,656	16.720%
Italy	915,770	814,114	101,656	16.720%
Spain	597,257	530,958	66,299	10.905%
Turkey	388,299	345,197	43,102	7.089%
Netherlands	198,813	176,743	22,070	3.630%
Belgium	164,321	146,083	18,238	3.000%
Greece	164,321	146,083	18,238	3.000%
Portugal	139,172	123,724	15,448	2.541%
Sweden	139,172	123,724	15,448	2.541%
Poland	128,260	114,023	14,237	2.342%
Denmark	89,667	79,712	9,955	1.637%
Finland	69,786	62,039	7,747	1.274%
Norway	69,786	62,039	7,747	1.274%
Bulgaria	62,459	55,526	6,933	1.140%
Romania	59,914	53,264	6,650	1.094%
Switzerland	53,824	43,229	10,595	0.983%
Ireland	48,310	42,948	5,362	0.882%
Hungary	44,788	39,816	4,972	0.818%
Czech Republic	43,037	38,260	4,777	0.786%
Luxembourg	34,734	30,878	3,856	0.634%
Serbia	25,841	22,973	2,868	0.472%
Croatia	21,376	19,003	2,373	0.390%
Cyprus	19,882	17,676	2,206	0.363%
Slovak Republic	18,959	16,854	2,105	0.346%
Albania	13,385	11,899	1,486	0.244%
Latvia	12,808	11,387	1,421	0.234%
Estonia	12,723	11,311	1,412	0.232%
North Macedonia	12,723	11,311	1,412	0.232%
Lithuania	12,588	11,191	1,397	0.230%
Slovenia	12,295	10,930	1,365	0.224%
Iceland	10,144	9,018	1,126	0.185%
Malta	10,144	9,018	1,126	0.185%
Georgia	9,876	8,780	1,096	0.180%
Bosnia and Herzegovina	9,689	8,614	1,075	0.177%
Montenegro	6,584	5,853	731	0.120%
Kosovo	6,559	5,831	728	0.120%
Moldova (Republic of)	5,488	4,878	610	0.100%
Andorra	4,925	4,378	547	0.090%
San Marino	4,867	4,206	661	0.089%
Liechtenstein	2,921	2,374	547	0.053%
Holy See	137	107	30	0.003%
Total at 30 June 2020	5,477,144	4,864,180	612,964	100.000%
Total at 31 December 2019	5,472,219	4,859,802	612,417	100.000%

In 2020, further to Andorra’s accession, the subscribed capital increased by € 4.9 million. The called capital (€ 0.5 million) and the contribution to the reserves (€ 2.3 million) are scheduled to be paid in four equal annual instalments. The first instalment of € 0.7 million was paid on 22 July 2020 (€ 0.1 million for the capital and € 0.6 million for the reserves).

CEB – Condensed Interim Financial Statements as at 30 June 2020	15

NOTE G - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value of financial instruments, calculated excluding accrued interest, are accounted for under "Net gains or losses from financial instruments at fair value through profit or loss".

Interest income and expenses of fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

The interest margin for the first half of 2020 (unaudited) and the first half of 2019 (unaudited) is presented in the table below:

				In thousand euros
	2020			2019
	Income	Expenses	Net	Income	Expenses	Net
Loans and advances to credit institutions and to customers
Loans	70,326	(47)	70,279	75,679		75,679
Hedging derivatives	5,277	(63,324)	(58,047)	6,759	(64,907)	(58,148)
Advances	24,562	(10,901)	13,661	33,359	(6,324)	27,035
Sub-total	100,165	(74,272)	25,893	115,796	(71,231)	44,566

Securities at amortised cost
Securities transactions	32,736	(4,246)	28,489	36,142	(4,554)	31,589
Sub-total	32,736	(4,246)	28,489	36,142	(4,554)	31,589

Securities at fair value through equity
Securities transactions	17,829	(8,649)	9,180	18,957	(7,016)	11,940
Hedging derivatives	3,713	(14,663)	(10,950)	4,765	(16,877)	(12,113)
Sub-total	21,542	(23,312)	(1,770)	23,721	(23,894)	(173)

Amounts owed to credit institutions and to customers
Interest-bearing accounts	1,638		1,638	997	(70)	927
Sub-total	1,638		1,638	997	(70)	927

Debt securities in issue
Bonds	15,409	(172,220)	(156,811)	14,378	(193,513)	(179,135)
Hedging derivatives	192,842	(14,822)	178,020	197,419	(14,051)	183,368
Sub-total	208,251	(187,043)	21,208	211,797	(207,564)	4,233

Other interest expenses		(2,365)	(2,365)		(2,837)	(2,837)
Interest margin	364,331	(291,239)	73,093	388,454	(310,149)	78,305

CEB – Condensed Interim Financial Statements as at 30 June 2020	16